Exhibit 12(e)

CERTIFICATE OF THE SOLE STOCKHOLDER

OF THE HIGH YIELD PORTFOLIO OF

MERRILL LYNCH MUNICIPAL BOND FUND, INC.

        Fund Asset Management, L.P. (“FAM”), the holder of 75 shares of common stock, par value $0.10 per share, of the High Yield Portfolio of Merrill Lynch Municipal Bond Fund, Inc. (the “Fund”), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

FUND ASSET MANAGEMENT, L.P.

BY: Princeton Services, Inc., its general partner

By:	/s/ Donald C. Burke Authorized Officer

Dated: July 10, 2006